UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2018

Kaya Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-177532	90-0898007
(Commission File Number)	(IRS Employer Identification No.)

888 S. Andrews Avenue, Suite 302, Fort Lauderdale, Florida 33316

(Address of principal executive offices and zip code)

(954) 534-7895

(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “KAYS,” “the Company,” “we,” “us” and “our” refer to Kaya Holdings, Inc. and its owned and controlled subsidiaries.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K is incorporated into this item by reference.

The purchase price of $1.3 million for the acquisition of the Oregon Liquor Control Commission (“OLCC”) licensed marijuana production and processing facility described in Item 8.01 of this Current Report on Form 8-K, consisting of the building and equipment, was paid for by the issuance of 12,000,000 “restricted” shares of KAYS common stock to the seller at closing. The shares carry a lock-up-restriction that allows for their staged eligibility for resale over a 61-month period from the date of closing.

In a separate transaction, the seller purchased 2,500,000 “restricted” shares of our common stock from the Company in a private transaction or $250,000 in cash. The proceeds from the sale of those shares were and are being used for acquisition related expenses, transitional operating costs and facility capital improvements with respect to the production and processing facility we purchased.

The shares of our common stock issued in the above-described transactions, were issued and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation D thereunder.

Item 8.01	Other Information.

On October 23, 2018, KAYS issued a press release announcing that it had completed the purchase of the OLCC licensed Eugene, Oregon Sunstone Farms legal recreational and medical marijuana production and processing manufacturing facility, including grow and processing equipment in exchange for the issuance to the seller of 12,000,000 shares of the Company’s “restricted” common stock valued at $1.3 million.

The disclosure set forth in Item 3.02 of this Current Report on Form 8-K is incorporated into this item by reference.

A copy of the Company’s press release dated October 23, 2018 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

99.1        Press Release dated October 23, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAYA HOLDINGS, INC.
Date: October 23, 2018	By: /s/ Craig Frank
Craig Frank, President and Chief Executive Officer